Exhibit (a)(1)


                  OFFER TO CANCEL ALL OUTSTANDING OPTIONS WITH
                      AN EXERCISE PRICE OF MORE THAN $4.00
                      BY LUND INTERNATIONAL HOLDINGS, INC.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CENTRAL DAYLIGHT TIME, ON JUNE 12, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         We, Lund International Holdings, Inc. ("we," "us," or "our company") are offering to cancel all outstanding options to purchase shares of our common stock that have an exercise price of more than $4.00 held by our current employees, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal.

               ---------------------------------------------------
         THIS OFFER TO CANCEL IS NOT CONDITIONED UPON A MINIMUM NUMBER OF OPTIONS BEING TENDERED BUT IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.
                -------------------------------------------------

                                    IMPORTANT

         If you desire to tender your options for cancellation, you must complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options to be cancelled under this offer and the letter of transmittal, to us at our address set forth on the front cover of this Offer to Cancel. A self-addressed, postage-paid envelope is enclosed for your convenience. In lieu of mailing such items, you may hand deliver it to Timothy Yungers, our Vice President of Human Resources, at Lund International Holdings, Inc., 911 Lund Blvd., Anoka, MN 55303.

                -------------------------------------------------

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS.

                -------------------------------------------------

Effective October 24, 2000, our common stock began trading on the Nasdaq Over The Counter Bulletin Board and is quoted on the, OTC pinksheets under the symbol "LUND." On May 3, 2001, the last trading day prior to the making of this offer, the average of the bid and asked price of the common stock was $1.135 per share. You are urged to obtain current market prices for the common stock prior to tendering your options.

                -------------------------------------------------

         Questions or requests for assistance or additional copies of this Offer to Cancel, the letter of transmittal, or other offer materials may be directed to: Timothy Yungers, our Vice President of Human Resources, at Lund International Holdings, Inc., 911 Lund Blvd., Anoka, MN 55303; Telephone: (763) 576-4205. Alternatively, you may contact Carole Grossman, our Corporate Counsel, at the same address, at (763) 576-4292.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS FOR CANCELLATION PURSUANT TO THIS OFFER TO CANCEL. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO CANCEL OTHER THAN THOSE CONTAINED IN THIS OFFER TO CANCEL OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

         This Offer to Cancel is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make this offer in any such jurisdiction and extend this offer to optionholders in such jurisdictions.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET..........................................................  1
INTRODUCTION................................................................  4
THE OFFER...................................................................  6
         1.       Number of Options; Expiration Date........................  6
         2.       Procedure for Tendering Options...........................  6
         3.       Withdrawal Rights.........................................  7
         4.       Acceptance for Cancellation of Options; Effects of
                  Cancellation on Rights of Optionholders...................  7
         5.       Conditions of the Offer...................................  8
         6.       Price Range of Common Stock Underlying the Options........  10
         7.       Purpose of the Offer......................................  10
         8.       Information Concerning Our Company........................  11
         9.       Source and Amount of Funds................................  12
         10.      Interests of Directors and Officers; Transactions and
                  Agreements Concerning the Options.........................  12
         11.      Legal Matters; Regulatory Approvals; Federal
                  Income Tax Considerations; Accounting Treatment...........  12
         12.      Extension of Tender Period; Termination; Amendments.......  13
         13.      Fees and Expenses.........................................  14
         14.      Additional Information....................................  14

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Cancel and the accompanying cover letter and letter of transmittal because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Cancel where you can find a more complete description of the topics in this summary.

Q1.      WHAT SECURITIES ARE WE OFFERING TO CANCEL?

         We are offering to cancel all outstanding stock options having an exercise price of more than $4.00 per share that are outstanding under our 1994 Stock Option Plan, our 1998 Stock Option Incentive Plan and our 1999 Stock Option Incentive Plan and held by current employees ("General Information" and Section 1).

Q2.      WHY ARE WE MAKING THE OFFER?

         Our compensation philosophy is to provide competitive base salaries, benefit plans, annual Results Sharing Plans and stock option grants. Our Board of Directors remains committed to the past practice of regularly providing incentive opportunities to officers and key employees through the grant of stock options. We are making this offer because $4.01 is significantly higher than the current market price of our common stock and, thus, provides no incentive opportunity. If options are cancelled under this offer, they will become available for regrant under our plans and we will have increased opportunities to grant new options, at our discretion and in accordance with our policies, at current fair market value.

         The 1994 Stock Option Incentive Plan, the 1998 Stock Option Incentive Plan and the 1999 Stock Option Incentive Plan authorized options for a total of 1,400,000 shares of common stock. As of the date of this offer, we have only 314,000 shares available for options. This offer relates to 790,500 shares. If all 790,500 options are cancelled, we will have a substantial number of shares available for new option grants. In accordance with our past practice of considering performance based option grants approximately two times a year, we will consider new option grants 200 days after this offer terminates. Options granted in the future will have exercise prices that equal the fair market value of the common stock on the date of the grant. By granting options with exercise prices at fair market value, we will further the goals of our compensation philosophy and, as a result, provide more opportunities for employees to share in the maximization of shareholder value. (Section 7)

Q3.      WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions described in Section 5.

Q4.      CAN YOU TENDER A PORTION, BUT NOT ALL, OF YOUR OPTIONS?

         Yes. You can tender as many of your options as you choose, as further described in Section 1. You will need to be specific about exactly which options you are tendering for cancellation and which options you are retaining.

Q5.      CAN YOU TENDER OPTIONS THAT YOU HAVE ALREADY EXERCISED?

         No. This offer pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and, therefore, is not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the option is subject to the offer and may be tendered for cancellation.
("General Information")

Q6.      WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED
         OPTIONS?

         Yes. Once we have accepted eligible options tendered by you, your eligible options will be cancelled and you will no longer have any rights under these options. (Section 4)

Q7.      WHAT HAPPENS TO ELIGIBLE OPTIONS THAT YOU CHOOSE NOT TO TENDER?

         Nothing. If you do not tender any of your options, your option agreement(s) will not be changed and its terms, including those relating to exercise price, vesting schedule and exercise period, will remain the same. If you tender a portion of your options, you will need to return your option agreement(s) to us and we will issue a restated option agreement to you reflecting the reduced number of options. The remaining terms (exercise price, vesting schedule) will be the same as your original option agreement. (Section
2)

Q8. IF I AGREE TO CANCEL MY OPTIONS, AM I GUARANTEED TO RECEIVE A NEW OPTION GRANT IN 200 DAYS?

         No. The granting of options is at the discretion of the board of directors. The board of directors, however, remains committed to granting options to officers and key employees in accordance with its policies. (Section
7)

Q9.      WHEN DOES THE OFFER EXPIRE?

         The offer expires on June 12, 2001 at 5:00 p.m. Central Daylight Time, unless it is extended by us. (Section 1 and Section 12)

Q10.     HOW DO YOU TENDER YOUR ELIGIBLE OPTIONS?

         If you decide to tender your eligible options, you must deliver, before 5:00 p.m. Central Daylight Time, on June 12, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal, including your option agreement, to Timothy Yungers, Lund

International Holdings, Inc., 911 Lund Boulevard, Anoka, Minnesota 55303. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Section 2)

Q11.     MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS AND IF SO, HOW?

         Yes, you may withdraw your tendered options at any time before the offer expires at 5:00 p.m. Central Daylight Time, on June 12, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us, at the address below, a written notice of withdrawal with the required information to us. Once withdrawn, you may again retender options only if you again follow the delivery instructions described above. (Section 3)

Q12. WHO SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE OFFER OR WOULD LIKE ADDITIONAL INFORMATION PERTAINING TO US?

         You may call Timothy Yungers, our Vice President of Human Resources at
(763) 576-4205 or Carole Grossman, Corporate Counsel, at (763) 576-4292, or you may send correspondence to either Timothy Yungers or Carole Grossman at the following address:

                        Lund International Holdings, Inc.
                               911 Lund Boulevard
                                 Anoka, MN 55303

         See Section 14 for additional sources of information.

TO THE HOLDERS OF OPTIONS TO PURCHASE COMMON STOCK OF LUND INTERNATIONAL HOLDINGS, INC. WITH AN EXERCISE PRICE OF MORE THAN $4.00:

                                  INTRODUCTION

SUMMARY TERMS OF THE OFFER

         We hereby Offer to Cancel all outstanding options to purchase shares of our common stock that have an exercise price of more than $4.00 upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (including the letter accompanying it and the instructions thereto) (which together constitute the "offer"). We will accept for cancellation all options validly tendered and not properly withdrawn on or prior to the expiration date. You may tender all or a portion of your options for cancellation.

         This offer is not conditioned upon any minimum number of options being tendered. The offer is subject to a number of other conditions. See Section 5. We reserve the right (but are not obligated) to waive any or all such conditions, other than those legally mandated.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OPTIONS FOR CANCELLATION.

GENERAL INFORMATION

         As to the date of this Offer to Cancel, we had issued and outstanding options to purchase 1,086,000 shares of our common stock issued under our 1994 Stock Option Incentive Plan, our 1998 Stock Option Incentive Plan and our 1999 Stock Option Incentive Plan, of which there are options to purchase 790,500 shares of our common stock which have an exercise price of more than $4.00 and are held by current employees. We are offering to purchase 100% of those options that have an exercise price of more than $4.00 and are held by current employees. All options accepted by us pursuant to this offer will be cancelled without any cash payment to you.

         This offer pertains to options and does not apply in any way to shares previously purchased upon the exercise of options. If you have exercised an option (which had an exercise price of more than $4.00) in its entirety, that option is no longer outstanding and therefore, is not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the option is subject to the offer and may be tendered for cancellation.

         The common stock issuable upon exercise of the options is listed and traded on the Nasdaq OTC Bulletin Board under the symbol "LUND." On May 3, 2001, the last trading day prior to the making of this offer, the average of the bid and asked price of the common stock was

$1.135 per share. We urge you to obtain current market prices for the common stock prior to your tender of the options.

         If you tender some, but not all, of your options, your option agreement(s) will need to be returned to us with the letter of transmittal so that we may prepare and give to you a restated option agreement that will reflect the reduced number of options. Except for the number of options, the option agreement(s) will have the same terms, such as those relating to exercise price, vesting schedule and exercise period as the original option agreement(s) had.

FORWARD-LOOKING INFORMATION

         This document contains and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements herein and in our annual and quarterly reports under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, may also indicate forward-looking statements.

         These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties that include, but are not limited to:

            *  consumer preference changes;
            *  risk of expansion into new distribution channels;
            *  delays in designing, developing, testing or shipping of products;
            *  increased competition;
            *  general economic developments and trends;
            * developments and trends in the light truck and automotive accessory market;
            *  sales of heavy trucks, which are cyclical;
            * timely development and introduction of competitive new products by the Company and acceptance of those products;
            *  increased costs; and
            * our failure to comply with the financial covenants in our credit agreement.

         These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from that contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this Offer to Cancel.

         Although our purpose for this Offer to Cancel is to increase the number of available options, we do not guaranty that we will issue new options in the future. We do not guaranty that if you tender your options to be cancelled, you will be granted options in the future.

         Furthermore, the stock market is volatile. There is no guaranty that the price of the common stock will not rise above $4.00 after the termination of this Offer to Cancel.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE OF THE OFFER

         Upon the terms and subject to the conditions described herein and in the accompanying letter of transmittal, we will accept for cancellation, and will cancel, all options, granted under our 1994 Stock Option Incentive Plan, our 1998 Stock Option Incentive Plan and our 1999 Stock Option Incentive Plan, to purchase shares of our common stock that have an exercise price of more than $4.00, are held by our current employees, and are validly tendered on or before the expiration date and which are not properly withdrawn as explained in Section
3. We will accept partial tenders; this is not an "all-or-nothing" opportunity. You will indicate, which options, if any, you are tendering for cancellation and which you are retaining. The offer is not conditioned on any minimum number of options being tendered.

         The later of 5:00 p.m. Central Daylight Time on June 12, 2001 or the latest time and date to which the offer is extended by us, is referred to herein as the "expiration date." After the expiration date, we will not accept any more options for cancellation. We may, in our discretion, extend the offer at any time, but we cannot assure that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. Central Daylight Time on the next business day following the previously scheduled expiration of the offer period.

         Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), we expressly reserve the right, in our sole discretion, to change the terms of this Offer to Cancel. This Offer to Cancel will be extended until the expiration of ten business days from the date of publication of notice if:

      * we offer to pay consideration to be paid for the options tendered for cancellation (or thereafter increase or decrease any such amount); and
      * the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 13.

         For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, Eastern Daylight Time.

2.       PROCEDURE FOR TENDERING OPTIONS.

         To validly tender options for cancellation pursuant to this offer a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any other documents required by the letter of transmittal, including your option agreement(s) evidencing the options to be tendered, must be received by us at our address set forth on the front cover of this Offer to Cancel prior to the expiration date.

         If you tender some, but not all, of your options, your option agreement(s) will need to be returned to us and we will give to you, within two weeks of the expiration date, a restated option agreement that will reflect the reduced number of options. Except for the number of options, the option agreement(s) will have the same terms, such as those relating to exercise price, vesting schedule and exercise period as the original option agreement(s) had.

THE METHOD OF DELIVERY OF OPTIONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING OPTIONHOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. WE RECOMMEND THAT YOU EITHER HAND DELIVER THE ITEMS TO TIMOTHY YUNGERS OR CAROLE GROSSMAN AT 911 LUND BOULEVARD, ANOKA, MINNESOTA 55303 OR RETURN THE ITEMS TO US IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for cancellation will be determined by us in our sole discretion and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of options that we determine are not in proper form or the acceptance for cancellation for which may be unlawful. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any tender of options. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we or any other person incur any liability for failure to give any such notice.

         If your option agreement evidencing the options to be tendered has been lost, stolen, destroyed or mutilated, you must complete the box captioned "Description of Options Tendered" on the letter of transmittal, indicating the number of options subject to the lost, stolen, destroyed or mutilated option agreement. You must then contact us to ascertain the steps that must be taken to replace the option agreement evidencing the options to be tendered. In order to avoid delay, you should contact Timothy Yungers, our Vice President of Human Resources, at (763) 576-4205 or Carole Grossman, our Corporate Counsel, at (763) 576-4292.

3.       WITHDRAWAL RIGHTS.

         Tenders of options made pursuant to this Offer to Cancel may be withdrawn at any time prior to the expiration date. If we extend the period of time during which the offer is open and we are unable to accept for cancellation options pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may retain all options tendered, and tendered options may not be withdrawn, except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which provides, in part, that the issuer making the tender offer shall return the tendered securities promptly after a withdrawal of this Offer to Cancel. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at our address set forth on the front cover of this Offer to Cancel and must specify the name of the person who tendered the options to be withdrawn and the number of options to be withdrawn. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of this offer. However, withdrawn options may be retendered again by following one of the procedures described in Section 2 at any time prior to the expiration date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR CANCELLATION OF OPTIONS; EFFECTS OF CANCELLATION ON RIGHTS OF OPTIONHOLDERS.

         Upon the terms and subject to the conditions of this Offer to Cancel and as promptly as practicable after the expiration date, we will accept for cancellation all options validly tendered. For purposes of the offer, we will be deemed to have accepted for cancellation options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for cancellation of such options, which may be by press release. Once we have cancelled the options in accordance with the above paragraph, the optionholders will no longer have any rights under the cancelled options. In the event that an optionholder tendered only a portion of his or her options, such optionholder will retain rights to those options not cancelled.

5.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of this Offer to Cancel, we will not be required to accept for cancellation with respect to, any options tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for return of options) the acceptance for cancellation of options tendered, if at any time on or after June 12, 2001 and at or before acceptance for cancellation of any options any of the following shall have occurred:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the cancellation of options by us pursuant to this offer or otherwise in any manner relates to or affects the offer or
                  (ii) in our sole judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business or materially impair the offer's contemplated benefits to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or to us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for cancellation of some or all of the options illegal or otherwise restrict or prohibit consummation of this offer,
                  (ii) delay or restrict our ability, or render us unable, to cancel some or all of the options, (iii) materially impair the contemplated benefits of this offer to us or (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries;

         (c) it shall have been publicly disclosed or we shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of common stock underlying the options whether through the acquisition, directly or indirectly, of our capital stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to April 15, 2001 or (ii) any such person or group that on or prior to April 15, 2001 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire whether through the acquisition shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of common stock underlying the options representing 2% or more of the outstanding shares of common stock underlying the options;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or (ii) any significant increase in the market price of the shares of our common stock;

         (e) a tender or exchange offer with respect to some or all of the options or our common stock (other than this offer), or a merger, acquisition or other business combination proposal for our Company, shall have been proposed, announced or made by any person; or

         (f) there shall have occurred any event or events that have resulted, or may in our sole judgment result, in an actual or threatened material change in the business, condition (financial or other), income, operations, option ownership or prospects of us and our subsidiaries, taken as a whole and, in our sole judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for cancellation.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion, whether or not any other condition of the offer is also waived. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

6.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         The following table sets forth, for the periods indicated, the range of closing prices per share for our common stock as reported on the Nasdaq/NM (until October 24, 2000) and the OTC Bulletin Board.

                                            Years ended December 31,
                    -------------------------------------------------------------------
                           2000                    1999                    1998
                     Closing Prices          Closing Prices           Closing Prices
                     High        Low         High        Low          High        Low
                     ----        ---         ----        ---          ----        ---
First Quarter       $6.000      $3.656      $8.500      $6.000      $14.000     $11.625
Second Quarter       5.000       3.688       6.875       5.000       13.875      11.250
Third Quarter        4.875       3.813       6.750       5.750       11.625       6.375
Fourth Quarter       4.625       1.313       6.750       5.438        8.500       4.750

7.       PURPOSE OF THE OFFER.

         We believe that many of our outstanding options, though currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices, higher than $4.00, that are significantly higher than the current market price, effectively making them unlikely to be exercised and providing a limited opportunity for incentives under our stock option plans.

         Pursuant to the terms of our plans, in the event that an option expires or terminates prior to the exercise of such option, the shares of common stock allocable to the unexercised portion of such option shall continue to be reserved for options. If you tender your options that have exercise prices of more than $4.00 per share and we cancel them, the number of options available for future grants under our plans will significantly increase. Of the 1,400,000 shares of common stock authorized to be reserved for the issuance of options under the plans related to this offer, 790,500 are part of this offer. In accordance with our past practice of considering performance based option grants approximately two times a year, we will consider new option grants approximately 200 days after this offer terminates. Options granted in the future will have exercise prices that equal the fair market value of the common stock on the date of grant. By granting options with exercise prices at fair market value, we will further the goals of our compensation philosophy and as a result, provide more opportunities for employees to share in the maximization of shareholder value. Futhermore, our Board of Directors has flexibility in setting the vesting schedules for option grants and there is a possibility that option grants in the future could have vesting schedules that are more favorable to the optionholders than those currently in effect.

PLEASE NOTE: THERE IS NO GUARANTY THAT IF YOU TENDER OPTIONS FOR CANCELLATION AND SUCH OPTIONS ARE CANCELLED, YOU WILL RECEIVE ANY OPTION GRANTS IN THE FUTURE. Your eligibility to receive options in the future will be determined in accordance with the plans themselves. You should review the plans attached as exhibits to the Schedule TO.

         Except as disclosed in this Offer to Cancel (including the documents incorporated by reference), we have no plans or proposals which relate to or would result in:

      * the acquisition by any person of any of our securities or the disposition of any of our securities;
      * an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
      * a sale or transfer of a material amount of our or our subsidiaries' assets;
      *  any change in our present board of directors or executive officers;
      * any material change in our present dividend rate or policy, or our indebtedness or capitalization;
      *  any other material change in our corporate structure or business;
      * any change in our Certificate of Incorporation, as amended, or By-laws or any actions which may impede the acquisition of control of our company by any person;
      * a class of equity securities being delisted from a national securities exchange;
      *  a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
      *  the suspension of our obligation to file reports pursuant to Section
         15(d) of the Exchange Act.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER TO CANCEL AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION.

8.       INFORMATION CONCERNING OUR COMPANY.

         We are a manufacturer, marketer and distributor of aftermarket accessories for the automotive market. Through a series of acquisitions, we expanded and currently have over 70 product lines which allow consumers the ability to customize the appearance of vehicles with functional and stylish accessories that are engineered and designed to give an original equipment look and fit. Our major product categories consist of light truck and automobile accessories, heavy truck accessories and suspension products.

         Our principal executive offices are located at 3700 Crestwood Parkway, N.W., Suite 1000, Duluth, Georgia 30096. Our telephone number is (770) 688-2050.

         To review our financial statements, please refer to our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed on April 2, 2001, which is incorporated herein by reference. For additional information about our company's business and strategy, please review the documents incorporated herein by reference. See Section 14 "Additional Information."

9.       SOURCE AND AMOUNT OF FUNDS.

          Not applicable. We are not offering any cash or promising a future option grant in consideration of you tendering your options for cancellation. If we do grant options in the future, such options will be issued in accordance with the terms and conditions of our plans and with our past practice of granting stock options that are performance based.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE OPTIONS.

         Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 business days prior to the date of this Offer to Cancel.

         Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our option plans, and restricted share awards granted from time to time to certain of our employees (including executive officers) pursuant to our incentive compensation programs and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

11. LEGAL MATTERS; REGULATORY APPROVALS; FEDERAL INCOME TAX CONSIDERATIONS; ACCOUNTING TREATMENT.

         We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our cancellation of options as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the cancellation by us of options as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we will be required to delay the acceptance for cancellation of, or cancellation for, options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for cancellation of any options are subject to a number of conditions. See Section 5.

         We are not aware of any material federal income tax consequences that would arise from our cancellation of options as contemplated herein or that would arise from your rejection of this Offer to Cancel your options. We are not aware of any material accounting treatment relating to this Offer to Cancel.

12.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

         We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which this Offer to Cancel is open by giving oral or written notice of such extension to the optionholders. There can be no assurance, however, that we will exercise our right to extend this offer. During any such extension, all options previously tendered will remain subject to the offer, except to the extent that such options may be withdrawn as set forth in Section 3. We also expressly reserve the right, in our sole discretion, (a) to terminate the offer and not accept for cancellation any options not theretofore accepted for cancellation or, subject to Rule 13-4(f)(5) under the Exchange Act, which requires us either to pay any consideration offered or to return the options tendered promptly after the termination or withdrawal of the offer, to postpone payment, if any, for options upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination to the optionholders by making a public announcement thereof and (b) at any time or from time to time amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the offer, in which case we will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice will be issued no later than 9:00 a.m., Central Daylight Time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the options in this offer or in documents furnished subsequent thereto will be disseminated to holders of options in compliance with Rule 13e-4(e)(2) promulgated by the SEC under the Exchange Act.

         If we materially change the terms of this Offer to Cancel or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in the amount of any payment or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of options a notice that we will increase (except for an increase not exceeding 2% of the outstanding subject options) or decrease the percentage of subject options sought.

13.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Cancel.

14.      ADDITIONAL INFORMATION.

         We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's Web site address is http://www.sec.gov. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the SEC at:

      450 Fifth Street, N.W.    7 World Trade Center     500 West Madison Street
             Room 1024               Suite 1300                Suite 1400
       Washington, DC 20549      New York, NY 10048         Chicago, IL 60661

         Copies of such material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-033.

         Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol "LUND." Our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this Offer to Cancel. The documents incorporated by reference are:

      *  Annual Report on Form 10-K for the year ended December 31, 2000;
      * Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000; and
      * Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Offer to Cancel and the expiration of this Offer to Cancel.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Cancel, you should rely on the statements made in the most recent document.

         You should rely only on the information in this Offer to Cancel or incorporated by reference. We have not authorized anyone to provide you with any different information.

         The information contained in this Offer to Cancel about our company should be read in conjunction with the information contained in the documents incorporated by reference.

         We will provide, without charge, to each person to whom a copy of this Offer to Cancel is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Timothy Yungers at (763) 576-4205 or Carole Grossman at (763) 576-4292. In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by May 30, 2001.

         This Offer to Cancel constitutes part of an Issuer Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference into this Offer to Cancel. You should read the Schedule TO because it contains valuable information.

================================================================================


                                 OFFER TO CANCEL


                             ALL OUTSTANDING OPTIONS


                    WITH AN EXERCISE PRICE OF MORE THAN $4.00


                                       OF


                        LUND INTERNATIONAL HOLDINGS, INC.




                                ----------------


Any questions or requests for assistance or additional copies of any documents incorporated by reference into the Offer to Cancel may be directed to Timothy Yungers at (763) 576-4205 or Carole Grossman at (763) 576-4292, Lund International Holdings, Inc., 911 Lund Boulevard, Anoka, MN 55303.


                                ----------------



                                   May 4, 2001